Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:              Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces 2015 Results

•                  Fully diluted earnings per share for the three months ended December 31, 2015 rose to $0.40 per diluted share compared to $0.37 per diluted share for the three months ended December 31, 2014.

•                  Net income for the three months ended December 31, 2015 was $3.70 million compared to $3.45 million for the three months ended December 31, 2014, an increase of 7.1%.

•                  Net interest income for the three months ended December 31, 2015 was $14.41 million compared to $13.53 million for the three months ended December 31, 2014, an increase of 6.5%.

•                  New loan originations for the twelve months ended December 31, 2015 totaled $458.69 million and $254.80 million for the twelve months ended December 31, 2014, an increase of 80.0%.

•                  Loans receivable grew by 22.8% in 2015 to $1.189 billion at December 31, 2015.  This was our fourth consecutive year of double digit loan growth.

•                  Deposits rose by 6.3% in 2015 to $1.445 billion at December 31, 2015.

•                  Total dividends per share of common stock grew by 8.6% in 2015 to $0.76 cents per share.

•                  Board of Directors approved an increase in the quarterly cash dividend from $0.17 per share to $0.18 per share, representing Territorial Bancorp Inc.’s 25th consecutive quarterly dividend.

Honolulu, Hawaii, January 28, 2016 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.70 million or $0.40 per diluted share for the three months ended December 31, 2015, compared to $3.45 million or $0.37 per diluted share for the three months ended December 31, 2014.

The Company also announced that its Board of Directors approved an increase in the quarterly cash dividend from $0.17 per share to $0.18 per share.  The dividend is expected to be paid on February 25, 2016 to stockholders of record as of February 11, 2016.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “In 2015, loans and deposits continued to grow.  The growth of Hawaii’s economy has allowed us to expand our customer base by offering mortgage loans and deposits with attractive interest rates.  Our net interest income has increased because of the growth in our balance sheet.  Our strong performance will allow us to pay our 25th consecutive quarterly dividend on February 25, 2016.”

Interest Income

Net interest income after provision for loan losses increased to $14.32 million for the three months ended December 31, 2015 from $13.36 million for the three months ended December 31, 2014. Total interest and dividend income was $16.22 million for the three months ended December 31, 2015 compared to $15.09 million for the three months ended December 31, 2014. The $1.14 million growth in interest and dividend income was primarily due to a $1.84 million increase in interest earned on loans which resulted from the $220.44 million increase in loans receivable.  The increase in interest income on loans was offset by a $719,000 decline in interest income from investment securities due to a $79.86 million decline in our investment securities portfolio that occurred as repayments and sales exceeded securities purchased.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $1.82 million for the three months ended December 31, 2015 from $1.56 million for the three months ended December 31, 2014.  Total interest expense on deposits increased to $1.34 million for the three months ended December 31, 2015 from $1.14 million for the three months ended December 31, 2014 due to an $85.42 million increase in total deposits. Interest expense on advances from the Federal Home Loan Bank rose by $192,000 due to a $54.00 million increase in Federal Home Loan Bank advances.  Interest expense on securities sold under agreements to repurchase declined by $125,000 because of a $17.00 million decrease in these borrowings.  During the quarter ended December 31, 2015, the provision for loan losses was $89,000 compared to $172,000 for the quarter ended December 31, 2014.

Noninterest Income

Noninterest income was $1.23 million for the three months ended December 31, 2015 compared to $1.14 million for the three months ended December 31, 2014.  The increase in noninterest income was primarily due to a $140,000 increase in service fees on loan and deposit accounts. The increase in service fees on loans and deposit accounts was offset by a $50,000 decrease in the gain on sale of loans for the three months ended December 31, 2015 as compared to the three months ended December 31, 2014.

Noninterest Expense

Noninterest expense was $9.39 million for the three months ended December 31, 2015 compared to $8.62 million for the three months ended December 31, 2014.  Salaries and employee benefits was $5.74 million for the three months ended December 31, 2015 compared to $4.87 million for the three months ended December 31, 2014.  The increase in salaries and employee benefits expense was due to higher loan officer compensation that resulted primarily from the increase in new loan originations and the hiring of additional staff to originate loans and to handle the additional workload associated with an increase in regulatory requirements.  The rise in these expenses was offset by a decrease of $167,000 in other general and administrative expenses.

Year Ended December 31, 2015 Results

Net income for 2015 was $14.75 million compared to $14.10 million in 2014.  The increase in net income can be attributed primarily to an increase in net interest income, which was partially offset by a decrease in non-interest income and increases in noninterest expense and income taxes.

For the year ended December 31, 2015, net interest income was $56.58 million compared to $53.50 million for the year ended December 31, 2014.  Total interest and dividend income increased to $63.09 million for the year ended December 31, 2015 from $59.62 million for the year ended December 31, 2014.  Interest income on loans grew by $6.28 million to $45.90 million for the year ended December 31, 2015, primarily because of a $220.44 million increase in the loan portfolio.  This increase was offset by a reduction of $2.88 million in interest earned on investment securities which occurred due to a $79.86 million reduction in our investment securities as security repayments and sales exceeded purchases.  Total interest expense increased to $6.52 million for the year ended December 31, 2015 from $6.12 million for the year ended December 31, 2014, primarily due to an increase in interest paid on deposits and on Federal Home Loan Bank advances. Interest expense on deposits rose by $347,000 to $4.82 million for the year ended December 31, 2015 because of the $85.42 million growth in deposits.  Interest expense on FHLB advances grew by $431,000 to $697,000 for the year ended December 31, 2015 because of a $54.00 million increase in advances.  The increase in interest expense on deposits and FHLB advances were partially offset by a $381,000 decrease in interest expense on securities sold under agreements to repurchase, as we paid-off $17.00 million of these borrowings.  Provision for loan losses increased to $455,000 for the year ended December 31, 2015 compared to $360,000 for the year ended December 31, 2014 primarily because of the growth in our loan portfolio.

Noninterest income was $4.91 million for the year ended December 31, 2015 compared to $5.18 million for the year ended December 31, 2014.  This decrease in noninterest income was primarily due to a reduction in the gain on sale of investment securities.  The decrease in gain on sale of investments was partially offset by an increase in the gains on sale of loans, service fees on loan and deposit accounts and other noninterest income.

Noninterest expense was $36.50 million for the year ended December 31, 2015 compared to $35.31 million for the year ended December 31, 2014.  The increase in noninterest expense was primarily due to an increase in salaries and employee benefits, which resulted from the increase in loan officer compensation for new loan originations, the hiring of additional staff to originate new loans and to handle the additional workload associated with an increase in regulatory requirements.   The increase in loan originations and the hiring of additional staff also contributed to an increase in occupancy, equipment and other general and administrative expenses.

Assets and Equity

Total assets increased to $1.821 billion at December 31, 2015 from $1.692 billion at December 31, 2014.  Loans receivable grew by $220.44 million or 22.8% to $1.189 billion at December 31, 2015 from $968.21 million at December 31, 2014 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded primarily by an $85.42 million increase in deposits, $79.86 million received from the net repayments and sales of investment securities and a $54.00 million increase in Federal Home Loan Bank advances.  Securities sold under agreements to repurchase decreased to $55.00 million at December 31, 2015 from $72.00 million at December 31, 2014.  Deposits increased to $1.445 billion at December 31, 2015 from $1.360 billion at December 31, 2014.  Total stockholders’ equity increased to $219.64 million at December 31, 2015 from $216.38 million at December 31, 2014.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded share repurchases and dividends paid to shareholders.

Share Repurchases

As of December 31, 2015, the Company had completed its sixth share buyback program and had repurchased 3,099,253 shares of stock or 25.33% of the shares issued in its initial public offering in 2009. The Company uses share repurchases as part of its overall program to enhance shareholder value.  In evaluating our share buyback programs, the Company considers the impact of repurchases on its tangible book value per share.  At the Company’s current share price level, the amount of dilution to tangible book value may limit the Company’s repurchasing of shares.  The Company continues to closely monitor this issue and depending on market and other conditions, will decide if and when it makes financial sense to adopt another share buyback program.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1.62 million (7 loans) at December 31, 2015, compared to $758,000 (4 loans) at December 31, 2014.  Non-performing assets totaled $5.42 million at December 31, 2015 compared to $4.45 million at December 31, 2014.  The ratio of non-performing assets to total assets rose to 0.30% at December 31, 2015 from 0.26% at December 31, 2014 but continues to remain one of the lowest in the country.  The allowance for loan losses at December 31, 2015 was $2.17 million and represented 0.18% of total loans compared to $1.69 million and 0.17% of total loans as of December 31, 2014.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock.

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2015	2014	2015	2014
Interest and dividend income:
Loans	$12,142	$10,300	$45,903	$39,620
Investment securities	3,978	4,697	16,873	19,752
Other investments	103	90	316	243
Total interest and dividend income	16,223	15,087	63,092	59,615
Interest expense:
Deposits	1,335	1,142	4,821	4,474
Advances from the Federal Home Loan Bank	259	67	697	266
Securities sold under agreements to repurchase	221	346	997	1,378
Total interest expense	1,815	1,555	6,515	6,118
Net interest income	14,408	13,532	56,577	53,497
Provision for loan losses	89	172	455	360
Net interest income after provision for loan losses	14,319	13,360	56,122	53,137
Noninterest income:
Service fees on loan and deposit accounts	584	444	2,161	2,022
Income on bank-owned life insurance	256	263	1,026	1,060
Gain on sale of investment securities	225	216	701	1,263
Gain on sale of loans	63	113	503	396
Other	101	106	520	436
Total noninterest income	1,229	1,142	4,911	5,177
Noninterest expense:
Salaries and employee benefits	5,738	4,870	21,497	20,932
Occupancy	1,461	1,456	5,809	5,761
Equipment	971	926	3,894	3,701
Federal deposit insurance premiums	223	206	857	808
Other general and administrative expenses	993	1,160	4,442	4,106
Total noninterest expense	9,386	8,618	36,499	35,308
Income before income taxes	6,162	5,884	24,534	23,006
Income taxes	2,463	2,430	9,786	8,909
Net income	$3,699	$3,454	$14,748	$14,097

Basic earnings per share	$0.41	$0.37	$1.63	$1.53
Diluted earnings per share	$0.40	$0.37	$1.59	$1.51
Cash dividends declared per common share	$0.27	$0.26	$0.76	$0.70
Basic weighted-average shares outstanding	9,033,055	9,273,524	9,073,015	9,211,409
Diluted weighted-average shares outstanding	9,300,228	9,426,484	9,263,267	9,317,323

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	12/31/2015	12/31/2014
ASSETS
Cash and cash equivalents	$65,919	$75,060
Investment securities held to maturity, at amortized cost (fair value of $497,982 and $586,710 at December 31, 2015 and 2014, respectively)	493,059	572,922
Loans held for sale	2,139	1,048
Loans receivable, net	1,188,649	968,212
Federal Home Loan Bank stock, at cost	4,790	11,234
Federal Reserve Bank stock, at cost	3,022	2,925
Accrued interest receivable	4,684	4,436
Premises and equipment, net	4,903	5,629
Real estate owned	—	—
Bank-owned life insurance	42,328	41,303
Current income taxes receivable	—	—
Deferred income taxes receivable	9,378	7,254
Prepaid expenses and other assets	2,270	1,874
Total assets	$1,821,141	$1,691,897
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,445,103	$1,359,679
Advances from the Federal Home Loan Bank	69,000	15,000
Securities sold under agreements to repurchase	55,000	72,000
Accounts payable and accrued expenses	25,178	24,098
Current income taxes payable	2,095	826
Advance payments by borrowers for taxes and insurance	5,124	3,916
Total liabilities	1,601,500	1,475,519

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,659,685 and 9,919,064 shares at December 31, 2015 and 2014, respectively	96	99
Additional paid-in capital	70,118	75,229
Unearned ESOP shares	(6,361)	(6,851)
Retained earnings	161,024	153,289
Accumulated other comprehensive loss	(5,236)	(5,388)
Total stockholders’ equity	219,641	216,378
Total liabilities and stockholders’ equity	$1,821,141	$1,691,897

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
	2015	2014
Performance Ratios (annualized):

Return on average assets	0.81%	0.82%
Return on average equity	6.71%	6.30%
Net interest margin on average interest earning assets	3.30%	3.35%

	At December	At December
	31, 2015	31, 2014
Selected Balance Sheet Data:

Book value per share (1)	$22.74	$21.81
Stockholders’ equity to total assets	12.06%	12.79%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days past due and not accruing (2)	$1,625	$758
Non-performing assets (2)	$5,415	$4,453
Allowance for loan losses	$2,166	$1,692
Non-performing assets to total assets	0.30%	0.26%
Allowance for loan losses to total loans	0.18%	0.17%
Allowance for loan losses to non-performing assets	40.00%	38.00%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs